SHARE PURCHASE AGREEMENT


  This MERGER AND SHARE PURCHASE AGREEMENT (the "AGREEMENT") is entered into as of January 1, 2014, by and among Amerigo Energy, Inc., a Delaware corporation (hereinafter referred to as the "AGOE"), on the one hand, and Quest Solution, Inc., an Oregon corporation (hereinafter referred to as "QUEST"), and each of the holders of shares of Common Stock of QUEST listed on Exhibit A attached hereto (individually, a "QUEST STOCKHOLDER", and collectively, the "QUEST STOCKHOLDERS"). AGOE and QUEST are collectively referred to herein as the "PARTIES."

                                   RECITALS

 WHEREAS, QUEST is in the technology, software, and mobile data collection systems business;

 WHEREAS, AGOE is a publicly traded company with its common stock quoted on the Over the Counter Bulletin Board under the symbol "AGOE.OB" and is preparing to acquire technology and software related entities under its holding company strategy;

 WHEREAS, the QUEST Stockholders own 100% of the issued and outstanding common stock of QUEST; and

  WHEREAS, AGOE desires to acquire 100% of the issued and outstanding common stock of QUEST and the QUEST Stockholders desire to exchange all of the QUEST Common Stock for a promissory note in a transaction intended to qualify as an installment sale under the Internal Revenue Code of 1986, as amended (the "CODE").

                                   AGREEMENT

  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

1. SHARE EXCHANGE; OTHER MATTERS.

1.1 Share Exchange. Subject to the terms and conditions of this Agreement, at the closing provided for in Section 2 hereof (the "CLOSING"), each of the QUEST Stockholders shall sell, assign, transfer and deliver to AGOE the number of shares of Common Stock of QUEST set forth opposite each such QUEST Stockholder's name on Exhibit A to be attached hereto prior to the Closing (the shares of Common Stock of QUEST sold, assigned and transferred to AGOE hereunder are hereinafter referred to as the "QUEST SHARES"). Following the Closing, QUEST shall be a wholly owned subsidiary of AGOE.

 1.2 Consideration. Subject to the terms and conditions of this Agreement and in consideration of the sale, assignment, transfer and delivery of the QUEST Shares to AGOE, at the Closing AGOE shall issue, and deliver to the QUEST Stockholders a promissory note for SIXTEEN MILLION AND XX/100 DOLLARS ($16,000,000) as outlined in the Promissory Note Agreements attached hereto as Exhibit B.

 1.3 Liabilities. Except as mutually agreed upon by the Parties as set forth on
Schedule 1.3 attached hereto, AGOE shall not assume, and shall not be responsible for, any liabilities, debts or obligations of QUEST of any kind or nature whatsoever.

 1.4 Management and Board of Directors. At the Closing, the Board of Directors of QUEST following the Closing shall consist of Kurt Thomet, George Zicman and Jason Griffith.


2.  CLOSING.

2.1 Time and Place. The Closing of the transaction contemplated by this Agreement shall be held on January 1, 2014, or as soon as practicable after, assuming (a) all requisite stockholder approval has been received by QUEST, and
(b) satisfaction of all conditions precedent to the obligations of the Parties specified in this Agreement, unless duly waived by the party entitled to satisfaction thereof, has been achieved. The date on which the Closing is to be held is referred to herein as the "Closing Date." The Closing shall be held at the offices of AGOE, located at 2580 Anthem Village Dr., Henderson, Nevada 89052, at 10:00 a.m. on such date, or at such other time and place as the parties may agree upon in writing, inclusive of at their respective offices. The effective date will be January 1, 2014.

2.2 Deliveries by the QUEST Stockholders. At the Closing, each QUEST Stockholder shall deliver to AGOE the following: (a) stock certificates representing the number of QUEST Shares set forth opposite the name of each QUEST Stockholder listed on Exhibit A hereto, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of QUEST, and (b) an investment representation letter in the form attached hereto as Exhibit C executed by each QUEST Stockholder.

2.3 Deliveries by QUEST. At the Closing, QUEST shall deliver to AGOE the documents referred to in Section 9.1 hereof.

2.4 Deliveries by AGOE. At the Closing, in addition to the documents referred to in Section 9.2 hereof, AGOE shall deliver to the QUEST Stockholders or their Agent (as defined in Section 13 below) a promissory note issued in the name of each QUEST Stockholder representing the respective amounts noted in Exhibit B, in accordance with Section 1.2 above.

  3. INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE QUEST STOCKHOLDERS. Each of the QUEST Stockholders, severally but not jointly, represents and warrants to AGOE as follows:

 3.1 Title. Such QUEST Stockholder owns the number of QUEST Shares set forth opposite such Stockholder's name on Exhibit A to be attached hereto prior to Closing, and shall transfer to AGOE, at the Closing, good and valid title to said number of QUEST Shares, free and clear of all restrictions on transfer (other than any restrictions under federal and state securities laws), liens, claims, options, charges, pledges, security interests, and encumbrances of every kind, character or description. Such QUEST Stockholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of QUEST.

 3.2 Valid and Binding Agreement. Such QUEST Stockholder has the full and unrestricted right, power and authority and capacity to execute and deliver this Agreement and consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by such QUEST Stockholder and constitutes the valid and binding obligation of such QUEST Stockholder, enforceable in accordance with its terms.

  3.3 Non-Contravention. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby do not violate or conflict with or constitute a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such QUEST Stockholder is a party or by which such QUEST Stockholder or such QUEST Stockholder's property is bound, or to the knowledge of such QUEST Stockholder any existing applicable law, rule, regulation, judgment, or court order. Such QUEST Stockholder is not and will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

 3.4 Investment Representations. Should such QUEST Stockholder convert a portion of their promissory note into shares of AGOE, then such Stockholder intends to acquire AGOE Shares for investment and not with a view to the public distribution or resale thereof, and such QUEST Stockholder shall confirm such intention to AGOE by delivering to AGOE at the Closing an investment representation letter in the form attached as Exhibit C hereto executed by such QUEST Stockholder. Such QUEST Stockholder agrees that AGOE may endorse on any stock certificate for AGOE Shares to be delivered pursuant to this Agreement an appropriate restrictive legend referring to the provisions of the investment representation letter attached as Exhibit C hereto, and that AGOE may instruct its transfer agent not to transfer any AGOE Shares unless advised by AGOE that such provisions have been satisfied.

 4. REPRESENTATIONS AND WARRANTIES OF QUEST.   QUEST represents and warrants to
AGOE as follows:

 4.1 Authority. QUEST has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action on the part of QUEST. This Agreement has been duly executed and delivered by QUEST and constitutes the valid and binding obligation of QUEST, enforceable in accordance with its terms.

 4.2 Organization.

 QUEST is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. QUEST has the corporate power and authority to carry on its business as presently conducted and is qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on QUEST or its business.

 The copies of the Articles of Incorporation of QUEST and all amendments thereto, as certified by the Secretary of State of Oregon and the Bylaws of QUEST and all amendments thereto, as certified by the Secretary of QUEST, are complete and correct copies of the Articles of Incorporation and Bylaws of QUEST as amended and in effect on the date hereof.

 4.3 Capitalization.

  The authorized capital stock of QUEST consists of 10,000 shares of Common Stock, par value $0.01 per share. As of the date of this Agreement, 1,333 shares of Common Stock of QUEST are issued and outstanding. As of the Closing Date, the number of issued and outstanding shares of common stock of QUEST shall be the number of shares set forth on Exhibit A attached hereto. All of the issued and outstanding shares of common stock of QUEST are duly authorized, validly issued, fully paid and non- assessable, and are not subject to preemptive rights created by statute, QUEST's Articles of Incorporation or Bylaws or any agreement to which QUEST is a party or by which it is bound.

  There are no options, warrants, subscriptions, calls, rights, commitments or agreements of any character to which QUEST is a party or by which it is bound obligating QUEST to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of QUEST or obligating QUEST to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement.

 4.4 Equity Investments. QUEST has no subsidiaries and does not own any equity interest in any other corporation or in any partnership, Limited Liability Company or other form of business entity.

 4.5 Financial Statements. QUEST has delivered to AGOE copies of its unaudited financial statements, prepared in conformity with generally accepted accounting principles in the United States, for each financial year since its inception and for the interim period concluded on November 30, 2013. Such financial statements consist of a balance sheet and related statements of operations, changes in stockholders'  equity  and  cash  flows  (collectively,  the  "QUEST
FINANCIAL STATEMENTS"), copies of which are attached hereto as Schedule 4.5. The QUEST Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States of America, consistently applied, and present fairly the financial condition and results of operations of QUEST at the dates and for the periods covered by the QUEST Financial Statements, subject in the case of the interim portion of the QUEST Financial Statements for 2013 which are subject only to normal year-end audit adjustments, which will not be material, and the absence of certain footnote disclosures.

 4.6 Intellectual Property. QUEST owns or has the right to use pursuant to license, sublicense, agreement or permission all patents, patent applications, trademarks, service marks, trade names, copyrights, computer software (including data and related documentation), trade secrets, Internet Websites, domain names and other proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted. To the best of QUEST's knowledge, the business as conducted and as proposed to be conducted by QUEST does not and will not cause QUEST to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, computer software, licenses, trade secrets, domain names or other proprietary rights of any other Person. All registered and pending applications for intellectual property holdings of QUEST are specifically delineated in Schedule 4.6 attached hereto.

  4.7 Litigation. There is no claim, action, suit or proceeding, at law or in equity, pending against QUEST that might result, either in any case or in the aggregate, in any material adverse change in the business, assets or financial condition of QUEST, nor is there any judgment, decree, injunction, order or writ of any court, governmental authority or arbitrator outstanding against QUEST having, or which insofar as can be reasonably foreseen, in the future may have, any such effect.

 4.8 Compliance with Contracts. QUEST is not in violation or default of any material term or provision of any material agreement, contract, lease, license or instrument to which QUEST is a party or by which it or any of its properties or assets are bound.

  4.9 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not and will not conflict with, or result in a breach of any term or provision of, or constitute a default under or result in a violation of, the Articles of Incorporation or Bylaws of QUEST, as amended, or any material agreement, contract, lease, license or instrument to which QUEST is a party or by which it or any of its properties or assets are bound.

  4.10 Compliance with Applicable Law. To QUEST'S knowledge, QUEST has, in all material respects, complied with all laws, regulations and orders applicable to its business, except in any case where the failure to comply would not have a material adverse effect on QUEST or its business, and QUEST has all permits and licenses required by such laws, regulations and orders.

 4.11 Governmental Consent. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority is required by or with respect to QUEST in connection with the execution and delivery of this Agreement or the consummation by QUEST of the transactions contemplated herein.

 4.12 Third Party Consent. QUEST has obtained or prior to Closing will obtain all consents required to be obtained by QUEST from third parties material to the business of QUEST in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, other than such consents which if not obtained would not have a material adverse effect on QUEST or its business.

 4.13 Absence of Liabilities. As of the date hereof, QUEST has no outstanding debts, liabilities and obligations other than those set forth on Schedule 4.13 attached hereto.

  4.14 Absence of Certain Changes or Events. Since the date of the QUEST Financial Statements, QUEST has not:

 (a) Conducted any business or engaged in any activities other than activities in the ordinary course and scope of its business;

 (b) Declared or made any payment of dividends or other distributions to its stockholders or upon or in respect of any shares of its capital stock or purchased, or obligated itself to purchase, retire or redeem, any shares of its capital stock or other securities;

 (c) Issued or sold or agreed to issue or sell any shares of its capital stock or other securities, or issued, granted or sold or agreed to issue, grant or sell, any options rights or warrants with respect thereto;

 (d) Amended its Articles of Incorporation or Bylaws;

 (e) Entered into or become bound by or agreed to enter into or become bound by any contract, instrument, lease, license, agreement, transaction, commitment or undertaking other than as set forth in Schedule 4.14(e) hereto; or

 (f) Borrowed or agreed to borrow any funds; incurred or agreed to incur or become subject to any debts, liabilities or obligations of any kind whatsoever; subjected or agreed to subject any of the assets or properties of QUEST to any lien, security interest, charge, interest or other encumbrance or suffered such to be imposed; or guaranteed or agreed to guarantee the debts or obligations of others.

 4.15 Brokers or Finders. QUEST has not incurred, and will not incur, directly or indirectly, as a result of any action taken by QUEST, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated herein.


 5. REPRESENTATIONS AND WARRANTIES OF AGOE. AGOE represents and warrants to QUEST and the QUEST Stockholders as follows:

 5.1 Authority. AGOE has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated herein, and the issuance of a promissory note in accordance with the terms hereof, has been duly authorized by all necessary corporate action on the part of AGOE. This Agreement has been duly executed and delivered by AGOE and constitutes the valid and binding obligation of AGOE, enforceable in accordance with its terms.

5.2 Organization.

  (a) AGOE is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. AGOE has the corporate power and authority to carry on its business as presently conducted and is qualified to do business as a foreign corporation and is in good standing under the laws of each state in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of AGOE.

 (b) The copies of the Articles of Incorporation, and all amendments thereto, of AGOE, as certified by the Secretary of State of Delaware, and the Bylaws of AGOE and all amendments thereto, as certified by the Secretary of AGOE, which have been made available to QUEST for examination, are complete and correct copies of the Articles of Incorporation and Bylaws of AGOE as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and stockholders of AGOE are contained in the minute book of AGOE heretofore available to QUEST for examination, and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to QUEST that have not also been delivered to QUEST. The minute book of AGOE contains complete and accurate records of all meetings and other corporate actions of its Board of Directors and stockholders.

 5.3 Capitalization.

  (a) The authorized capital stock of AGOE consists of 100,000,000 shares of Common Stock, par value $0.001 per share; and 25,000,000 shares of preferred stock. All of the issued and outstanding shares of Common Stock of AGOE are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive rights created by statute, AGOE's Articles of Incorporation or Bylaws or any agreement to which AGOE is a party or by which it is bound, and were offered and sold in compliance with applicable state and federal securities laws.

 (b) Any AGOE Shares to be acquired by the QUEST Stockholders in connection with the promissory note, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

 (c) AGOE is a fully reporting company with the Securities and Exchange Commission with timely filings available for review at www.sec.gov.

 5.4 Equity Investments.

 (a) As of the date of Closing, other than disclosed, AGOE will not have any subsidiaries and will not own any capital stock or have any interest in any corporation, partnership or other form of business entity.

 5.5 Financial Statements.

 (a) AGOE has made available to QUEST copies of its audited balance sheet for the fiscal years ended December 31, 2011 and 2012, along with the related audited statements of operations, changes in stockholders' equity and cash flows together with appropriate notes to such financial statements, and copies of its unaudited balance sheet as of September 30, 2013 (the "AGOE BALANCE SHEET") and the related unaudited statements of operations, changes in stockholders' equity and cash flows for the nine month period ended September 30, 2013 (collectively, the "AGOE FINANCIAL STATEMENTS"). A copy of AGOE's audited financial statements delivered to QUEST pursuant to this Section 5.5 is included in AGOE's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2012 on file with the Securities and Exchange Commission ("SEC"), and a copy of AGOE's unaudited financial statements delivered to QUEST pursuant to this Section 5.5 is included in AGOE's Quarterly Report on Form 10-QSB for the nine month period ended September 30, 2013 filed by AGOE with the SEC. AGOE Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America, consistently applied, and present fairly the financial condition and results of operations of AGOE at the dates and for the periods covered by AGOE Financial Statements.

  (b) The books and records, financial and otherwise, of AGOE are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of AGOE.

 5.6 Taxes. AGOE Balance Sheet fully accrues all current and deferred Taxes. AGOE has not been delinquent in the payment of any Taxes and has no tax deficiency or claim outstanding, proposed or assessed against it, and there is no basis for any such deficiency or claim. As of the Closing Date, AGOE will not have any liability for Taxes.

  5.7 Compliance with Applicable Law. AGOE has complied with all laws, regulations and orders applicable to its business and has all permits and licenses required thereby.

 5.8 Contracts and Agreements. Except as set forth on Schedule 5.8 attached hereto, AGOE is not a party to or bound by nor are any of its properties and assets subject to or bound by any contract, instrument, lease, license, agreement, guaranty, commitment or other arrangement.

  5.9 Employees; Employee Plans. Except as disclosed in filings with the Securities and Exchange Commission and set forth on Schedule 5.9 attached hereto, AGOE is not a party to or bound by any employment, consulting, or retainer agreement, or any profit-sharing, deferred compensation, bonus, savings, stock option, stock bonus, stock purchase, severance, benefit, retirement, disability, insurance, vacation or any other similar employee benefit plans, funds, programs, agreements or arrangements which cover, are maintained for the benefit of, or related to any or all current or former employees, officers or directors of AGOE.

  5.10 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein do not and will not conflict with or result in a breach of any term or provision of, constitute a default under or result in a violation of, the Articles of Incorporation or Bylaws of AGOE, as amended, or any agreement, contract, lease, license, or instrument to which AGOE is a party or by which it or any of its properties or assets are bound.

 5.11 Third Party Consent. AGOE has obtained or prior to the Closing will obtain all consents required to be obtained by AGOE from third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

 5.12 Governmental Consent. Except as set forth on Schedule 5.12 attached hereto, AGOE is not required to submit any notice, report, statement, or other filing with and no consent, approval, order or authorization by any court, administrative agency or commission or other governmental authority is required to be obtained by AGOE in connection with the execution and delivery of this Agreement and any sale and issuance of AGOE Shares pursuant hereto, other than
(a) the filing of a Current Report on Form 8-K with the SEC in accordance with the rules and regulations of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and (b) such filings as may be required to be made under federal and applicable state securities laws after the issuance of AGOE Shares.

6. COVENANTS RELATING TO CONDUCT OF BUSINESS OF QUEST. During the period from the date of this Agreement and continuing until the Closing, QUEST agrees (except to the extent that AGOE shall otherwise consent in writing) that QUEST shall carry on its business in the usual and ordinary course, in substantially the same manner as heretofore conducted.

 7. COVENANTS RELATING TO CONDUCT OF BUSINESS OF AGOE. During the period from the date of this Agreement and continuing until the Closing, AGOE agrees (except as expressly contemplated by this Agreement or to the extent that QUEST shall otherwise consent in writing) that AGOE shall carry on its business in the usual and ordinary course, in substantially the same manner as heretofore conducted.

 8. ADDITIONAL AGREEMENTS.

 8.1 Access to Information.

 QUEST shall afford to AGOE and shall cause its independent accountants to afford to AGOE, and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all information concerning QUEST, as AGOE may reasonably request, provided that QUEST shall not be required to disclose any information which it is legally required to keep confidential. AGOE will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and AGOE will cause its consultants and advisors also to hold such information in confidence) until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason AGOE shall promptly return, or cause to be returned, to the disclosing party all documents obtained from QUEST, and any copies made of such documents, extracts and copies thereof.

  AGOE shall afford to QUEST and the QUEST Stockholders and shall cause its independent accountants to afford to QUEST and the QUEST Stockholders, and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of AGOE's properties, books, contracts, commitments and records and to the audit work papers and other records of AGOE's independent accountants. During such period, AGOE shall use reasonable efforts to furnish promptly to QUEST and the QUEST Stockholders such information concerning AGOE as QUEST and the QUEST Stockholders may reasonably request, provided that AGOE shall not be required to disclose any information which it is legally required to keep confidential. QUEST and the QUEST Stockholders will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and QUEST and the QUEST Stockholders will cause their respective consultants and advisors also to hold such information in confidence) until such time as such information otherwise becomes publicly available, and in the event of termination of this Agreement for any reason QUEST and the QUEST Stockholders shall promptly return, or cause to be returned, to the disclosing party all documents obtained from AGOE, and any copies made of such documents, extracts and copies thereof.

  8.2 Communications. Between the date hereof and the Closing Date, neither QUEST nor AGOE will, without the prior written approval of the other party, furnish any communication to the public if the subject matter thereof relates to the other party or to the transactions contemplated by this Agreement, except as may be necessary, in the opinion of their respective counsel, to comply with the requirements of any law, governmental order or regulation.

  8.3 Securities Laws. AGOE shall take such actions as may be necessary to comply with the federal securities laws and the securities laws of all states which are applicable in connection with the issuance of any AGOE Shares pursuant to this Agreement.

8.4 Payment of Liabilities. Prior to the Closing, QUEST shall pay or otherwise satisfy or discharge all of its debts, obligations and liabilities of any kind whatsoever, including, without limitation, all of the debts, obligations and liabilities set forth on Schedule 4.13 attached hereto or reflected on the QUEST Financial Statements.

 9. CONDITIONS PRECEDENT.

  9.1 Conditions to Obligations of AGOE. The obligations of AGOE to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the date of Closing of the following conditions, unless waived by
AGOE:

 (a) List of QUEST Stockholders. QUEST shall have delivered to AGOE for attachment as Exhibit A to this Agreement a true and correct copy of a list of the QUEST Stockholders who are parties to this Agreement and the number of QUEST Shares owned by each such Stockholder, and the total number of QUEST Shares set forth opposite the names of all of the Stockholders listed on Exhibit A shall constitute 100% of the total number of issued and outstanding shares of Common Stock of QUEST immediately prior to the Closing.

  (b) Schedule of Outstanding Shares. QUEST shall have delivered to AGOE for attachment to this Agreement a copy of Schedule 4.3(a) which sets forth the total number of issued and outstanding shares of Common Stock of QUEST immediately prior to the Closing.

 (c) Minimum Number of QUEST Shares. QUEST Stockholders holding 100% of the issued and outstanding shares of Common Stock of QUEST shall have executed and delivered a copy of this Agreement, all of the outstanding QUEST stock certificates, and the investment representation letter referred to in Section
2.2 above and Exhibit C hereto.

   (d) Representations and Warranties of the QUEST Stockholders. The representations and warranties of the QUEST Stockholders set forth in Article 3 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the date of the Closing.

  (e) Representations and Warranties of QUEST. The representations and warranties of QUEST set forth in Article 4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the date of Closing, and AGOE shall have received a certificate to such effect signed by the Chief Executive Officer of QUEST.

 (f) Additional Closing Documents. AGOE shall have received the following documents and instruments:

  Certified resolutions of the QUEST Board of Directors authorizing the execution and delivery of this Agreement and the performance by QUEST of its obligations hereunder and attached as Schedule 9.1(f)(1) hereto.

  A copy of the minutes of all meetings of the Board of Directors of QUEST and attached as Schedule 9.1(f)(2) hereto.

 (3) A copy of all unanimous written consents effected by the Board of Directors of QUEST and attached as Schedule 9.1(f)(3) hereto.

  (4) A copy of the minutes of all meetings of the stockholders of QUEST and attached as Schedule 9.1(f)(4) hereto.

 (5) A certificate of good standing for QUEST issued by the Oregon Secretary of State and attached as Schedule 9.1(f)(5) hereto dated as of a date no earlier than five (5) calendar days prior to the Closing.

 (6) A copy of all tax filings made by QUEST since its inception and attached as Schedule 9.1(f)(6) hereto.

 (7) A copy of all outstanding agreements by and between QUEST and any third party and attached as Schedule 9.1(f)(7) hereto.

  (8) Articles of incorporation, including all amendments thereto, of QUEST certified by the Oregon Secretary of State and attached as Schedule 9.1(f)(8) hereto.

 (9) Bylaws of QUEST certified by its Secretary and attached hereto as Schedule 9.1(f)(9).

 (10) Such other documents and instruments as are required to be delivered pursuant to the provisions of this Agreement or otherwise reasonably requested by AGOE in advance of the Closing.

  9.2 Conditions to Obligations of QUEST and the QUEST Stockholders. The obligations of QUEST and the QUEST Stockholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing Date of the following conditions unless waived by QUEST and the QUEST Stockholders or their Agent:

(a) Representations and Warranties of AGOE. The representations and warranties of AGOE set forth in Article 5 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date, and QUEST and the QUEST Stockholders shall have received a certificate to such effect signed by the Chief Executive Officer of AGOE.

  (b) Performance of Obligations of AGOE. AGOE shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and QUEST and the QUEST Stockholders shall have received a certificate to such effect signed by the Chief Executive Officer of AGOE.

 (c) Election of Directors and Officers. The Board of Directors of AGOE shall have elected or appointed, or shall have caused to be elected or appointed, Thomet to serve as President, Chief Executive Officer and Chairman of the Board of QUEST effective as of the Closing Date.

 (d) Additional Closing Documents. QUEST shall have received the following documents and instruments:

 Certified resolutions of AGOE's Board of Directors authorizing the execution and delivery of this Agreement and the performance by AGOE of its obligations hereunder;

 (2) Such other documents and instruments as are required to be delivered pursuant to the provisions of this Agreement or otherwise reasonably requested by QUEST.

  10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall survive the Closing, but shall expire on the first anniversary date following the date of Closing, unless a specific claim in writing with respect to these matters shall have been made, or any action at law or in equity shall have been commenced or filed before such anniversary date. Any investigations made by or on behalf of any of the parties prior to the date of Closing shall not affect any of the parties' obligations hereunder. Completion of the transactions contemplated herein shall not be deemed or construed to be a waiver of any right or remedy of any of the parties.

 11. TERMINATION.

  11.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of AGOE, QUEST and the QUEST Stockholders or their Agent;

(b) by AGOE if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement by QUEST or the QUEST Stockholders, and such breach is not cured within ten (10) days after the breaching party's receipt of written notice of such breach;

(c) by QUEST and the QUEST Stockholders or their Agent if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement by AGOE, and such breach is not cured within ten
(10) days after AGOE's receipt of written notice of such breach; or

 (d) by either AGOE or QUEST and the QUEST Stockholders or their Agent if the Closing shall not have occurred by January 18, 2014, or such later date as shall have been approved by AGOE, QUEST and the QUEST Stockholders or their Agent.

 11.2 Effect of Termination. Termination of this  Agreement  in accordance with
Section 11.1 may be effected by written notice from either AGOE or QUEST and the QUEST Stockholders or their Agent, as appropriate, specifying the reasons for termination and shall not subject the terminating party to any liability for any valid termination.

 12. RIGHT TO REACQUIRE.

 12.1 Company Sale - First Right of Negotiation and Last Right of Refusal.

 (a) If at any time during the twelve month period commencing on the Closing Date, AGOE elects to divest itself of all or a majority of its ownership interest in QUEST, whether by way of a stock sale or exchange, asset sale, merger, reorganization, consolidation or any other form of disposition, in one transaction or in a series of related transactions (each, a "COMPANY SALE TRANSACTION"), then prior to AGOE commencing a Company Sale Transaction, AGOE shall notify Thomet in writing of the same, and upon receipt of such written notice, Thomet shall have thirty days within which to negotiate and agree to terms with AGOE regarding the acquisition by Thomet of all or substantially all of the QUEST Shares or the assets of QUEST, as determined by Thomet. AGOE and Thomet agree to conduct such negotiation in good faith and with an eye towards mutually agreeing upon fair and reasonable terms regarding such acquisition, including the purchase price for such acquisition. If AGOE and Thomet are unable to mutually agree on the terms of such acquisition within such thirty day period, then, subject to Section 12.1(b) below, AGOE shall be free to negotiate with third parties regarding a Company Sale Transaction.

 (b) If, after failing to come to terms with Thomet, AGOE desires to enter into a certain Company Sale Transaction with a third party, then prior to entering into such Company Sale Transaction, AGOE shall first offer the Company Sale Transaction to Thomet in writing on the same or more favorable terms as proposed between AGOE and such third party, and Thomet shall have ten business days after receipt of such written offer within which to accept or reject same. If Thomet rejects such offer, then AGOE shall be free to enter into such Company Sale Transaction with such third party; provided, however, that if AGOE does not consummate such Company Sale Transaction within the thirty day period following Thomet's rejection of such offer, then AGOE shall not thereafter enter into any Company Sale Transaction unless and until such Company Sale Transaction is again made subject to the last right of refusal in favor of Thomet, as set forth herein.

 12.2 Company Dissolution - First Right to Acquire.

 (a) If at any time during the twelve month period commencing on the Closing Date, AGOE desires to wind up, liquidate and dissolve QUEST, then prior to commencing the same, AGOE shall notify Thomet in writing of the same, and Thomet shall have the right, exercisable within ten business days after Thomet's receipt of such written notice, to acquire all or substantially all of the QUEST Shares or the assets of QUEST, as determined by Thomet. If Thomet exercises such right, then AGOE shall sell, transfer and assign to Thomet, and Thomet shall acquire from AGOE, the QUEST Shares or the assets of QUEST designated in Thomet's exercise election, at a purchase price (the "PURCHASE PRICE") upon which AGOE and Thomet shall mutually agree. If AGOE and Thomet are unable to mutually agree on the Purchase Price, then the Purchase Price shall be based on QUEST's fair market value, as determined by an independent appraiser whom AGOE and Thomet jointly select. If AGOE and Thomet are unable to agree on an independent appraiser, then AGOE and Thomet shall each select one independent appraiser, and the two appraisers selected shall then appoint a third independent appraiser, who shall be a senior appraiser accredited by the American Society of Appraisers. The third appraiser shall determine the fair market value of the QUEST Shares.

  (b) Thomet shall pay the Purchase Price, at his option, either in full in immediately available funds on the closing date of the acquisition or by the payment of at least 10% of the Purchase Price in immediately available funds on the closing date of the acquisition and the payment of the unpaid balance of the Purchase Price by the execution and delivery of a promissory note. Such promissory note shall bear interest at a rate equal to one percentage point above the "prime rate" (or "base rate") reported in the "Money Rates" column or section of the United States version of The Wall Street Journal in the last published edition prior to the closing date of the acquisition, and shall provide for the original principal amount thereof to be paid in equal monthly installments of principal and interest so that such amount is fully paid over a five year term.

  12.3 For purposes of this Section 12, the term "Thomet" shall mean Kurt Thomet, or, as the case may be, any designee of Kurt Thomet or entity with which Kurt Thomet is affiliated.

 13. MISCELLANEOUS.

 13.1 Tax Treatment. The transaction contemplated herein is intended to qualify as an installment sale under the provisions the Internal Revenue Code of 1986, as amended. AGOE, QUEST and the QUEST Stockholders acknowledge, however, that no party hereto has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

 13.2 Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

  13.3 Attorney's Fees and Expenses. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

 13.4 Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

13.5 Entire Agreement; Amendments. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

 13.6 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  13.7 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

  13.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document and/or retransmissions of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

  13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

 13.10 Person. For purposes of this Agreement, the term "Person" shall mean any
individual,  corporation,  partnership,   joint   venture   or  other  business
enterprise or entity and any governmental agency, federal, state or local.

  13.11 Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if given by personal delivery, telex, facsimile, telegram or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is given by personal delivery, telex, facsimile or telegram, service shall be conclusively deemed made at the time of receipt. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

 If to QUEST: At the address set forth below its name on the signature page of this Agreement.

 If to the QUEST Stockholders: At the addresses set forth below their names on Exhibit A attached hereto.

 If to AGOE: At the address set forth below its name on the signature page of this Agreement.

 13.12 Payment of Expenses.

  (a) At or prior to the Closing, AGOE shall pay and fully satisfy all of its own legal fees, accounting fees and other fees, costs and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated herein.

  (b) AGOE and QUEST shall each pay for its own legal fees, accounting fees and all other fees, costs and expenses incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated herein.
  13.13 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

14. APPOINTMENT OF AGENT. The QUEST Stockholders hereby irrevocably constitute and appoint Thomet as their true and lawful attorney (the "Agent") with full right and power in their names and stead to take any and all action by and on behalf of them necessary or desirable to consummate the transactions contemplated by this Agreement, including without limitation, the right and power to receive promissory notes or certificates representing AGOE Shares on behalf of each of the QUEST Stockholders, to deliver to AGOE the certificates representing the QUEST Shares, to waive performance of any of the obligations of AGOE or waive satisfaction of any of the conditions to Closing specified in
Section 9.2 hereof, to deliver investment representation letters of the QUEST Stockholders referred to in Section 2.2(a) hereof, and to amend or terminate this Agreement as herein provided. Any such action taken by the Agent on behalf of a QUEST Stockholder shall be binding upon the QUEST Stockholders. AGOE shall not have any responsibility to the QUEST Stockholders or any of them for the distribution by the Agent of the certificates representing AGOE Shares to be delivered to the QUEST Stockholders, nor shall AGOE be liable in any manner whatsoever to the QUEST Stockholders or any of them by or on account of any act or omission of the Agent. Should Thomet be incapacitated or unable to perform his duties, George Zicman will be appointed in his place.

 IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

AMERIGO ENERGY, INC.,
a Delaware corporation

By: / s / Jason F. Griffith
----------------------------
       Jason F. Griffith, as
       President & Chief Executive Officer

Address:  2580 Anthem Village Drive, Henderson, NV 89052

QUEST SOLUTION, INC.,
an Oregon corporation

By:  / s / Kurt Thomet
----------------------------
       Kurt Thomet
       President & Chief Executive Officer

Address: _______________________________


 [SIGNATURES OF QUEST STOCKHOLDERS COMMENCES ON THE NEXT PAGE]

 QUEST STOCKHOLDERS
 SIGNATURE PAGE


/ s / Kurt Thomet
----------------------------
       Kurt Thomet

/ s / George Zicman
----------------------------
       George Zicman